Exhibit 99.1

FOR IMMEDIATE RELEASE

Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Minneapolis, MN 55429 (763) 592-2200

Investor Relations Contact: Raphael Gross (203) 682-8253 ir@cariboucoffee.com

CARIBOU COFFEE REPORTS SECOND QUARTER 2011 RESULTS

UPDATES 2011 OUTLOOK AND RAISES DILUTED EPS RANGE

MINNEAPOLIS, MINNESOTA, August 3, 2011. Caribou Coffee Company, Inc. (NASDAQ:CBOU), the second largest company-owned premium coffeehouse operator in the United States based on the number of coffeehouses, today reported financial results for the second quarter of 2011 (thirteen weeks ended July 3, 2011). The Company also updated its fiscal 2011 outlook and raised its diluted EPS guidance range for the year.

HIGHLIGHTS FOR THE SECOND QUARTER OF 2011 INCLUDE:

•	Consolidated sales increased 16.5%

•	Comparable coffeehouse store sales increased 4.6%

•	Commercial and Franchise sales increased 81.8%

•	Net income attributable to Caribou Coffee Company, Inc. was $4.4 million, or $0.21 per diluted share

•

Non-GAAP pro forma net income attributable to Caribou Coffee Company, Inc. was $2.7 million, or $0.13 per diluted share, compared to pro forma net income of $1.5 million, or $0.07 per diluted share for the same period in 2010 (see non-GAAP reconciliation at the end of this release)

Speaking on behalf of the Company, Michael Tattersfield, the Company’s President and Chief Executive Officer commented, “We delivered exceptional results during the recent quarter, with robust revenue growth across our three business lines and a substantial increase in profitability and operating cash flow. This level of performance demonstrates successful execution of our multi-channel business model and we are continuing to realize the tremendous opportunities we have within our coffeehouse, commercial and franchise segments. Tim Hennessy, the Company’s Chief Financial Officer added, “Given our year-to-date results, we are increasing our 2011 guidance and are now expecting consolidated sales growth of 11% to 13% and our diluted EPS range to be between $0.39 and $0.41 on a pro forma basis. More importantly, we are confident in our market positioning and believe that we are strengthening Caribou’s brand equity, building the community place loved by our guests, and creating long-term value for our shareholders.”

SECOND QUARTER 2011 RESULTS

Net sales for the quarter of $80.3 million increased $11.4 million, or 16.5%, from $68.9 million in the comparable quarter of 2010.

•

Coffeehouse sales were $60.0 million in the second quarter of 2011, an increase of 3.9% compared to $57.8 million in the second quarter of 2010. Growth was driven by a 4.6% increase in comparable coffeehouse sales in the second quarter of 2011, primarily due to the successful expansion of the Company’s food platform through the launch of breakfast sandwiches.

•

Commercial sales were $16.8 million in the second quarter of 2011, an increase of 94.3% compared to $8.7 million in the second quarter of 2010. Growth was driven by sales from new and existing customers in the Company’s grocery channel, sales from the Keurig single-serve platform and increased penetration in foodservice channels.

•

Franchise sales were $3.4 million in the second quarter of 2011, an increase of 37.9% compared to $2.5 million in the second quarter of 2010. Increased product sales and royalties from 147 franchise locations, a net increase of 22 locations on a year over year basis, drove the increase in franchise sales versus the prior year.

Cost of sales and related occupancy costs in the second quarter of 2011 were $37.9 million, an increase of $7.4 million, or 24.1%, compared to the second quarter of 2010, and were driven by the Company’s consolidated sales growth. As a percentage of revenue, cost of sales and related occupancy costs were 47.2% in the second quarter of 2011 versus 44.4% in the second quarter of 2010. The increase as a percentage of sales was due to higher coffee commodity costs versus prior year and an overall mix change with a higher percentage of sales from its commercial and franchise channels, which have higher cost of sales as a percentage of sales.

Operating expenses in the second quarter of 2011 rose $1.7 million, or 7.0%, to $26.8 million compared to $25.1 million in the same period of the prior year. The increase in operating expenses was primarily due to higher variable costs related to increased sales. As a percentage of revenue, operating costs were 33.4%, compared to 36.4% in the same period of the prior year. This decrease as a percentage of sales is a result of leverage gained on fixed costs within the Company’s business channels as well as benefit from a shift in its overall sales mix to its commercial channel, which has a lower operating expense component than its retail coffeehouses.

General and administrative expenses increased $0.5 million, or 6.7%, to $8.1 million in the second quarter of 2011, from $7.6 million in the second quarter of 2010. As a percentage of total net sales, general and administrative expenses decreased to 10.1% in the second quarter of 2011 from 11.1% in the second quarter of 2010, as the Company leveraged fixed costs against higher sales.

EBITDA was $7.8 million in the second quarter of 2011, compared to EBITDA of $6.0 million in the second quarter of 2010, an improvement of 29.3%. EBITDA increased primarily due to improved performance within the commercial and franchise segments. (EBITDA is a non-GAAP measure. See EBITDA reconciliation at the end of this release).

Depreciation and amortization decreased $0.3 million to $2.8 million during the second quarter of 2011. Depreciation and amortization was lower in the quarter due to a lower depreciable asset base.

The Company’s net income attributable to Caribou Coffee Company, Inc. for the second quarter of 2011 was $4.4 million or $0.21 per diluted share compared to $2.4 million or $0.12 per diluted share for the same period in 2010.

The Company’s non-GAAP pro forma net income attributable to Caribou Coffee Company, Inc. in the second quarter of 2011 was $2.7 million, or $0.13 per diluted share, compared to a pro forma net income of $1.5 million, or $0.07 per diluted share for the same period in 2010 (see non-GAAP reconciliation at the end of this release).

FISCAL 2011 OUTLOOK

The Company also updated its 2011 guidance as follows:

•	Net sales growth of 11% to 13% compared to 7% to 9% previously expected

•

Diluted earnings per share on a pro forma basis are now expected to be between $0.39 and $0.41, compared to between $0.35 and $0.37 previously expected (pro forma EPS is a non-GAAP measure. See EPS reconciliation at the end of this release).

CONFERENCE CALL

The Company will host a conference call on August 3, 2011, at 4:30 p.m. (Eastern Time) to discuss these results. Hosting the call will be Mike Tattersfield, Chief Executive Officer, and Tim Hennessy, Chief Financial Officer. The call will be webcast and can be accessed from the Company’s website at www.cariboucoffee.com. The webcast link is in the Investor Relations section. Listeners may also access the call by dialing 888-349-9586 or 719-325-2290 for international callers. A replay of the call will be available until Wednesday, August 10, 2011, by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 4153947. In addition, the webcast will be archived on the Company’s website.

ABOUT THE COMPANY

Founded in 1992, Caribou Coffee Company is one of the leading branded coffee companies in the United States, with a compelling multi-channel approach to their customers. Based on the number of coffeehouses, Caribou Coffee is the second largest company-operated premium coffeehouse operator in the United States. As of July 3, 2011, the Company had 554 coffeehouses, including 147 franchised locations, in 20 states, the District of Columbia and nine international markets. The Company’s coffeehouses aspire to be the community place loved by guests who are provided an extraordinary experience that makes their day better. Caribou Coffee provides the highest quality handcrafted beverages, foods and coffee lifestyle items with a unique blend of expertise, fun and authentic human connection in a comfortable and welcoming coffeehouse environment. In addition, Caribou Coffee’s unique coffees are available within grocery stores, mass merchandisers, club stores, office coffee and foodservice providers, hotels, entertainment venues and e-commerce channels. Caribou Coffee is a proud recipient of the Rainforest Alliance Corporate Green Globe Award and is committed to operating practices that promote sustainability and environmental protection. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee contain forward-looking statements concerning Caribou Coffee’s expected financial performance (including, without limitation, statements and information in the Fiscal 2011 Outlook and the quotation from management), as well as Caribou Coffee’s strategic and operational plans. Risks and uncertainties may cause actual results to differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, our ability to develop and maintain our brand; our ability to maintain or expand our commercial business, including maintaining our relationship with Keurig; our ability to locate superior sites and increase the density of our coffeehouses; Caribou Coffee’s ability to compete with new or existing competitors; the implementation and results of Caribou Coffee’s ongoing strategic and cost initiatives; the fluctuations in cost and availability of our raw ingredients; the demand by customers for Caribou Coffee’s premium products; acceptance by customers of new products and services; dependence on third parties for supplies, services, and distribution; dependence on key personnel; failure to manage growth and diversification; risks related to Caribou Coffee’s international franchise operations; Caribou Coffee’s ability to protect its intellectual property and the value of its brands; and general economic conditions and changes in economic conditions. All information set forth in this press release and its attachments is as of August 3, 2011. Caribou Coffee does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances; however, Caribou Coffee may update its business outlook or any portion thereof at any time in its discretion. More information about potential factors that could affect the Company’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended January 2, 2011, which is on file with the SEC and available on the SEC’s website at www.sec.gov. Additional information will also be set forth in those sections in any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 3, 2011	July 4, 2010	July 3, 2011	July 4, 2010
	(In thousands, except for per share amounts) (Unaudited)
Coffeehouse sales	$60,032	$57,751	$117,643	$113,348
Commercial and franchise sales	20,238	11,134	34,902	22,587

Total net sales	80,270	68,885	152,545	135,935
Cost of sales and related occupancy costs	37,923	30,551	71,159	61,950
Operating expenses	26,811	25,067	52,221	50,029
Depreciation and amortization	2,768	3,028	5,704	6,172
General and administrative expenses	8,142	7,633	15,940	14,142

Operating income	4,626	2,606	7,521	3,642
Other income (expense):
Interest income	7	5	12	10
Interest expense	(58)	(64)	(114)	(171)

Income before provision for (benefit from) income taxes	4,575	2,547	7,419	3,481
Provision for (benefit from) income taxes	47	20	(21,287)	(138)

Net income	4,528	2,527	28,706	3,619
Less: Net income attributable to noncontrolling interest	103	106	210	160

Net Income attributable to Caribou Coffee Company, Inc.	$4,425	$2,421	$28,496	$3,459

Basic net income attributable to Caribou Coffee Company, Inc. common shareholders per share	$0.22	$0.12	$1.43	$0.18

Diluted net income attributable to Caribou Coffee Company, Inc. common shareholders per share	$0.21	$0.12	$1.38	$0.17

Basic weighted average number of shares outstanding	19,995	19,515	19,925	19,514

Diluted weighted average number of shares outstanding	20,670	20,520	20,605	20,381

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES

CONDENSED CONSOLIDATED BALANCE SHEETS

	July 3, 2011	January 2, 2011
	In thousands, except per share amounts (Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$32,461	$23,092
Accounts receivable, net	10,469	8,096
Other receivables, net	1,469	1,227
Income tax receivable	14	—
Inventories	23,158	25,931
Deferred tax assets - current	3,285	—
Prepaid expenses and other current assets	939	1,122

Total current assets	71,795	59,468
Property and equipment, net of accumulated depreciation and amortization	37,790	41,075
Restricted cash	837	837
Deferred tax assets – non-current	17,999	—
Other assets	382	345

Total assets	$128,803	$101,725

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,016	$8,080
Accrued compensation	5,574	5,954
Accrued expenses	7,371	6,916
Deferred revenue	6,237	8,726

Total current liabilities	27,198	29,676

Asset retirement liability	1,231	1,194
Deferred rent liability	5,446	6,296
Deferred revenue	2,091	2,091
Income tax liability	—	2

Total long term liabilities	8,768	9,583

Equity:
Caribou Coffee Company, Inc. Shareholders’ equity:
Preferred stock, par value $.01, 20,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01, 200,000 shares authorized; 20,734 and 20,141 shares issued and outstanding at July 3, 2011 and January 2, 2011, respectively	207	202
Additional paid-in capital	130,877	129,026
Accumulated comprehensive income	61	12
Accumulated deficit	(38,445)	(66,941)

Total Caribou Coffee Company, Inc. shareholders’ equity	92,700	62,299
Noncontrolling interest	137	167

Total equity	92,837	62,466

Total liabilities and equity	$128,803	$101,725

Coffeehouse Openings and Closings

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 3, 2011	July 4, 2010	July 3, 2011	July 4, 2010
	(In thousands, except operating data)
Non-GAAP Metrics:
EBITDA(1)	$7,776	$6,013	$13,999	$10,623

Operating Data:
Percentage change in comparable coffeehouse net sales(2)	4.6%	4.8%	4.5%	5.0%
Company-Owned:
Coffeehouses open at beginning of period	409	413	410	413
Coffeehouses opened during the period	0	0	0	0
Coffeehouses closed during the period	2	2	3	2

Coffeehouses open at end of period:
Total Company-Owned	407	411	407	411
Franchised:
Coffeehouses open at beginning of period	135	123	131	121
Coffeehouses opened during the period	12	5	21	7
Coffeehouses closed during the period	—	3	5	3

Coffeehouses open at end of period:
Total Franchised	147	125	147	125

Total coffeehouses open at end of period	554	536	554	536

(1)	See reconciliation and discussion of non-GAAP measures which follow at the end of this section.
(2)	Percentage change in comparable coffeehouse net sales compares the net sales of coffeehouses during a fiscal period to the net sales from the same coffeehouses for the equivalent period in the prior year. A coffeehouse is included in this calculation beginning in its thirteenth full fiscal month of operations. A closed coffeehouse is included in the calculation for each full month that the coffeehouse was open in both fiscal periods. Franchised coffeehouses are not included in the comparable coffeehouse net sales calculations.

NON-GAAP FINANCIAL INFORMATION

(Unaudited, in thousands, except per share data)

The following reconciliations and non-GAAP financial information are provided to assist the reader with understanding the financial impact of the reversal of the valuation allowance against accumulated net operating losses and other deferred tax assets on the Company’s net income attributable to Caribou Coffee Company, Inc. and earnings per share when comparing current 13 and 26 week period results to the Company’s 2010 results.

	Thirteen Weeks Ended
	July 3, 2011	July 4, 2010	July 3, 2011	July 4, 2010
	(Thousands)		Diluted EPS
Net income attributable to Caribou Coffee Company, Inc. as reported	$4,425	$2,421	$0.21	$0.12
Provision for income taxes	47	20	0.00	0.00

Non-GAAP pro-forma pre-tax income attributable to Caribou Coffee Company, Inc	4,472	2,441	0.21	0.12
Pro forma tax expense at 40% effective tax rate (2)	1,789	976	0.08	0.05

Non-GAAP pro forma net income attributable to Caribou Coffee Company, Inc.	$2,683	$1,465	$0.13	$0.07

Diluted weighted average number of shares outstanding	20,670	20,520	20,670	20,520

	Twenty-Six Weeks Ended
	July 3, 2011	July 4, 2010	July 3, 2011	July 4, 2010
	(Thousands)		Diluted EPS
Net income attributable to Caribou Coffee Company, Inc. as reported	$28,496	$3,459	$1.38	$0.17
Deferred tax asset valuation allowance reversal (1)	21,284	—	1.03	—
Other benefit from income taxes	3	138	0.00	0.01

Non-GAAP pro-forma pre-tax income attributable to Caribou Coffee Company, Inc	7,209	3,321	0.35	0.16
Pro forma tax expense at 40% effective tax rate (2)	2,884	1,328	0.14	0.06

Non-GAAP pro forma net income attributable to Caribou Coffee Company, Inc.	$4,325	$1,993	$0.21	$0.10

Diluted weighted average number of shares outstanding	20,605	20,381	20,605	20,381

(1)	Relates to the tax benefit from the reversal of an accounting reserve against tax net operating loss carryforwards and other deferred tax assets.
(2)	Pro forma effective tax rate for illustrative purposes. Actual results could be different.

EBITDA RECONCILIATION

The following is a reconciliation of the Company’s net income to EBITDA.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 3, 2011	July 4, 2010	July 3, 2011	July 4, 2010
	(In thousands)
Net income attributable to Caribou Coffee Company, Inc.	$4,425	$2,421	$28,496	$3,459
Interest expense	58	64	114	171
Interest income	(7)	(5)	(12)	(10)
Depreciation and amortization(1)	3,253	3,513	6,688	7,141
Provision for (benefit from) income taxes	47	20	(21,287)	(138)

EBITDA	$7,776	$6,013	$13,999	$10,623

(1)	Includes depreciation and amortization associated with the headquarters and roasting facility that are categorized as general and administrative expenses and cost of sales and related occupancy costs on the statement of operations.

EBITDA is equal to net income excluding: (a) interest expense; (b) interest income; (c) depreciation and amortization; and (d) income taxes.

Management believes EBITDA is useful to investors in evaluating the Company’s operating performance for the following reason:

•

Coffeehouse leases are generally short-term (5-10 years) and Caribou must depreciate all of the cost associated with those leases on a straight-line basis over the initial lease term excluding renewal options (unless such renewal periods are reasonably assured at the inception of the lease). The Company opened a net 204 company-operated coffeehouses from the beginning of fiscal 2003 through the end of the second quarter of fiscal 2011. As a result, management believes depreciation expense is disproportionately large when compared to the sales from a significant percentage of the coffeehouses that are in their initial years of operations. Also, many of the assets being depreciated have actual useful lives that exceed the initial lease term excluding renewal options. Consequently, management believes that adjusting for depreciation and amortization is useful for evaluating the operating performance of the coffeehouses. Furthermore, the Company recorded a significant tax benefit in the second quarter of fiscal 2011 related to the reversal of a valuation allowance against accumulated net operating losses and other deferred tax assets. Consequently, management believes that adjusting for the impact of income taxes is useful in evaluating the overall performance of the Company.

Management uses EBITDA:

•

As a measurement of operating performance because it assists management in comparing its operating performance on a consistent basis as it removes the impact of items not directly resulting from coffeehouse operations;

•	For planning purposes, including the preparation of our internal annual operating budget;

•	To evaluate the Company’s capacity to incur and service debt, fund capital expenditures and expand the business.

EBITDA as calculated by Caribou Coffee is not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA: (a) does not represent net income or cash flows from operating activities as defined by GAAP; (b) is not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered an alternative to net income, operating income, cash flows from operating activities or Caribou Coffee’s other financial information as determined under GAAP.

FISCAL 2011 UPDATED GUIDANCE

The following reconciliation and non-GAAP financial information are provided to assist the reader with understanding the financial impact of taxes on our pro-forma earnings per share when adjusted for pro-forma tax impacts when comparing prior year results to the Company’s updated 2011 guidance.

	Year ended January 2, 2011	Year ended January 1, 2012 (3)
	Diluted EPS
Net income attributable to Caribou Coffee Company, Inc. as reported and estimated, respectively	$0.46	$1.68 – $1.71
Deferred tax asset valuation allowance reversal (1)	—	$1.03

Non-GAAP pro-forma pre-tax income attributable to Caribou Coffee Company, Inc.	0.46	$0.65 – $0.68
Pro forma tax expense at 40% effective tax rate (2)	0.18	$0.26 – $0.27

Non-GAAP pro forma net income attributable to Caribou Coffee Company, Inc.	$0.28	$0.39 – $0.41

(1)	Relates to the tax benefit from the reversal of an accounting reserve against tax net operating loss carryforwards and other deferred tax assets.
(2)	Pro forma effective tax rate for illustrative purposes. Actual results could be different.
(3)	Relates to fiscal year 2011 updated guidance discussed on the Company’s August 3, 2011, 2nd quarter earnings call.

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